Exhibit 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 24, 2011
Quarterly Comparison Overview:
-	Net sales increased by 17.5%

-	Sales volume increased by 0.5%

-	Gross profit increased by 7.3%

-	Income before income taxes decreased by $1.7 million to $2.5 million

-	Income before income taxes, excluding goodwill impairment, increased by $3.9 million to $8.2 million*
Elgin, IL, August 24, 2011 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2011 fourth quarter and fiscal year ended June 30, 2011. When considering year over year comparisons made in this release, it should be noted that the fourth quarter of fiscal 2011 and fiscal year 2011 were thirteen week and fifty-three week periods, respectively, while the fourth quarter of fiscal 2010 and fiscal year 2010 were twelve week and fifty-two week periods, respectively.
Net income for the fourth quarter of fiscal 2011 was $2.2 million, or $0.21 per share diluted, compared to net income of $2.7 million, or $0.25 per share diluted, for the fourth quarter of fiscal 2010. Net income for fiscal year 2011 was $2.8 million, or $0.26 per share diluted, compared to net income of $14.4 million, or $1.34 per share diluted, for fiscal year 2010.
Income before income taxes for the fourth quarter of fiscal 2011 of $2.5 million included a goodwill impairment charge of $5.7 million. The goodwill arose from the acquisition of Orchard Valley Harvest, Inc. (“OVH”), which was completed in the fourth quarter of fiscal 2010. The OVH goodwill was assigned to the Company’s single reporting unit. As a result of the annual impairment review performed in the fourth quarter of fiscal 2011, the Company concluded that the entire goodwill balance was impaired. The impairment was due to the significant decline in the market value and operating results of the Company for fiscal 2011, which have been negatively impacted by the challenging market conditions.

*	“Income before income taxes, excluding goodwill impairment” is a non-GAAP measure and is not intended to replace “income before income taxes” which is a GAAP measure. See below for a table reconciling the differences between the non-GAAP and GAAP measures. Also see below for the reasons why management uses the non-GAAP measure.
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The following table illustrates the change in income before income taxes, excluding goodwill impairment, for the quarterly comparison.

	4th Quarter	4th Quarter
	2011	2010	Difference
Income Before Income Taxes (GAAP)	$2,545	$4,258	$(1,713)
Goodwill Impairment	$5,662		$5,662

Income Before Income Taxes Excluding Goodwill Impairment (non-GAAP)**	$8,207	$4,258	$3,949

**	See note below regarding non-GAAP financial measures.
Including the sales of OVH products, fiscal 2011 fourth quarter net sales increased by $24.8 million, or 17.5%, to $166.4 million from net sales of $141.6 million for the fourth quarter of fiscal 2010. The increase in net sales in the quarterly comparison came mainly from increased sales prices for all major product types, which were implemented throughout the 2011 fiscal year as a result of higher commodity acquisition costs. OVH net sales were $12.3 million during the fourth quarter of fiscal 2011 compared to $4.0 million for the fourth quarter of fiscal 2010. Overall, sales volume, which is defined as pounds of all products shipped to customers, increased by 0.5% in the quarterly comparison. The increase in sales volume occurred in the consumer and contract packaging distribution channels as a result of increases in the sales of OVH products and peanuts in these channels, respectively. The increase in sales volume in these distribution channels was largely offset by declines in sales of cashews, peanuts, pecans and walnuts in the industrial, food service and export distribution channels. Before considering the sales of OVH products, net sales would have increased by 12.0%, and sales volume would have decreased by 3.2% in the quarterly comparison.
Including the sales of OVH products, fiscal 2011 net sales increased by $112.6 million, or 20.0%, to $674.2 million from $561.6 million for fiscal 2010 primarily as a result of price increases for all major product types and a 3.8% increase in sales volume. OVH net sales were $52.3 million during fiscal 2011 compared to $4.0 million for fiscal 2010. The increase in sales volume in the fiscal year comparison came primarily from sales of OVH products in the consumer channel and sales of chocolate covered products and peanuts in the contract packaging channel. Before considering the sales of OVH products, net sales would have increased by 11.5%, and sales volume would have decreased by 2.0% in the fiscal year comparison.
Gross profit margin for the fourth quarter of fiscal 2011 decreased to 15.9% from 17.4% of net sales for the fourth quarter of fiscal 2010 while gross profit increased by $1.8 million due to increased sales prices. The decline in gross profit margin in the quarterly comparison came primarily from increased acquisition costs for most of the commodities that are purchased by the Company. The impact of higher commodity acquisition costs on gross profit margin was partially offset by improved manufacturing efficiencies and cost reductions, as well as increased prices.
Gross profit margin for fiscal 2011 decreased to 12.5% of net sales from 16.9% for fiscal 2010, and gross profit declined by $10.6 million. The decline in gross profit margin and gross profit in the fiscal year comparison occurred mainly because most price increases were not implemented until the third quarter of fiscal 2011 while the acquisition costs of most commodities that the Company purchases began to increase significantly in the second quarter of fiscal 2011.
Total operating expenses for the fourth quarter of fiscal 2011, including goodwill impairment of $5.7 million, remained unchanged at 13.2% of net sales compared to total operating expenses, as a
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percentage of net sales, for the fourth quarter of fiscal 2010. Before considering goodwill impairment, total operating expenses would have declined as a percentage of net sales. This decrease in total operating expenses, as a percentage of net sales, mainly resulted from a higher sales base, a $3.0 million decline in incentive compensation expense and a $0.7 million reduction in an accrual related to a pending settlement of litigation. The decline in incentive compensation expense includes $0.4 million for the forfeiture of amounts previously accrued for incentive compensation due to current year performance. The pending litigation settlement is subject to final court approval, which is scheduled to occur on or around September 8, 2011. The reduction in total operating expenses was partially offset by increased shipping expense from higher fuel costs.
Total operating expenses for fiscal 2011, including goodwill impairment, decreased to 11.0% of net sales from 11.6% of net sales for fiscal 2010. This decrease in total operating expenses, as a percentage of net sales, mainly resulted from a higher sales base and a $9.0 million decline in incentive compensation expense. The decline in incentive compensation expense includes $2.3 million for the forfeiture of amounts previously accrued for incentive compensation due to current year performance. This decline was offset in part by increases in expenses for shipping, base compensation, pending settlement of litigation, loss on disposal of certain OVH assets, amortization of OVH intangible assets, the increase in the estimate of the OVH earnout payment and advertising. The estimate of the OVH earnout payment increased in fiscal 2011 because certain agreed upon net retail sales targets for calendar 2011 are expected to be met.
Interest expense increased to $1.7 million for the fourth quarter of fiscal 2011 from $1.5 million for the fourth quarter of fiscal 2010 because of higher average short term debt levels during the fourth quarter of fiscal 2011. As was the case in the quarterly comparison, interest expense increased to $6.4 million for fiscal 2011 from $5.7 million for fiscal 2010 due to higher average short term debt levels during the 2011 fiscal year. Average short term debt levels were higher in both comparisons mainly because of increased acquisition costs for most tree nuts.
“We reported record net sales in fiscal 2011,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Pricing actions, which were completed in the third quarter of fiscal 2011, resulted in prices and commodity acquisition costs that were more closely aligned during the fourth quarter of fiscal 2011. Consequently, profitability improved significantly in the quarterly comparison before considering goodwill impairment,” Mr. Sanfilippo stated.. “Additionally, the fourth quarter benefited from cost reduction initiatives that were completed near the end of the third quarter,” Mr. Sanfilippo added. “For example, primarily as a result of efforts to reduce the costs associated with downtime and line change-overs, manufacturing efficiency improved by approximately 14% in the quarterly comparison,” Mr. Sanfilippo noted. “We expect our prices and commodity acquisition costs to remain aligned in the first quarter of fiscal 2012 for all major product types except cashews. We also expect that acquisition costs for new crop tree nuts and peanuts will remain at levels that are significantly higher than historical average prices due to strong global demand and drought conditions in the U.S. nut growing regions. The implementation of additional price increases on cashew products and other nut products, if necessary, in fiscal 2012 will be largely dependent upon similar competitor actions,” Mr. Sanfilippo stated. “We will continue to concentrate on cost reduction initiatives throughout the entire organization in fiscal 2012,” concluded Mr. Sanfilippo.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers or a decline in sales of private label products; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on to customers increased prices as commodity costs rise and any negative impact of our increased product prices on the demand for or sales of our products; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the group that owns the majority of the Company’s voting securities (which may make a takeover or change in control more difficult), including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company’s securities that it owns; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (xi) the Company’s ability to do business in emerging markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the risk that expected synergies, operational efficiencies and cost savings from the OVH acquisition may not be fully realized or realized within the expected timeframe and the risk that unexpected liabilities may arise from the OVH acquisition; (xv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xvi) the adverse effect of litigation and/or legal settlements, including increased employment-related legal claims against or settlements with the Company, which have become more prevalent in the current economic environment, including potential unfavorable outcomes exceeding amounts accrued; and (xvii) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.
Note: In this release, the Company references “income before income taxes, excluding goodwill impairment,” for the fourth quarter of fiscal 2011. This is not a measure that is in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure is not intended to replace the presentation of financial results in accordance with GAAP, including our line-item “income before income taxes” which is the most directly comparable financial measure calculated and presented in accordance with GAAP. Management believes that the presentation of the non-GAAP financial measure provides useful and additional information to investors by facilitating the comparison of past and present operations on a more equal basis. The table above provides a reconciliation by quantifying the difference between the non-GAAP financial measure with income before income taxes.
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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 30,	June 24,	June 30,	June 24,
	2011	2010	2011	2010
Net sales	$166,382	$141,557	$674,212	$561,633
Cost of sales	139,954	116,934	590,021	466,847

Gross profit	26,428	24,623	84,191	94,786

Operating expenses:
Selling expenses	11,374	11,318	44,346	40,494
Administrative expenses	4,908	7,325	23,927	24,620
Goodwill impairment	5,662	—	5,662	—

Total operating expenses	21,944	18,643	73,935	65,114

Income from operations	4,484	5,980	10,256	29,672

Other (expense):
Interest expense	(1,697)	(1,501)	(6,444)	(5,653)
Rental and miscellaneous (expense), net	(242)	(221)	(1,026)	(1,147)

Total other expense, net	(1,939)	(1,722)	(7,470)	(6,800)

Income before income taxes	2,545	4,258	2,786	22,872
Income tax expense (benefit)	336	1,519	(49)	8,447

Net income	$2,209	$2,739	$2,835	$14,425

Basic earnings per common share	$0.21	$0.26	$0.27	$1.36

Diluted earnings per common share	$0.21	$0.25	$0.26	$1.34

Weighted average shares outstanding
— Basic	10,682,106	10,656,375	10,671,780	10,642,824

— Diluted	10,770,556	10,757,629	10,770,359	10,725,108

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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	June 24,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash	$1,321	$1,437
Accounts receivable, net	39,031	39,894
Inventories	128,938	114,360
Deferred income taxes	4,882	4,486
Income taxes receivable	—	104
Prepaid expenses and other current assets	3,079	4,499

	177,251	164,780

PROPERTIES, NET:	153,692	164,203

OTHER ASSETS:
Intangibles	13,917	16,121
Goodwill	—	5,454
Other	6,928	7,723

	20,845	29,298

	$351,788	$358,281

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$47,985	$40,437
Current maturities of long-term debt	10,809	15,549
Accounts payable	28,260	29,625
Book overdraft	1,639	2,061
Accrued expenses	22,404	27,959
Income taxes payable	817	—

	111,914	115,631

LONG-TERM LIABILITIES:
Long-term debt	42,430	42,680
Retirement plan	10,567	9,951
Deferred income taxes	2,050	4,569
Other	1,120	5,556

	56,167	62,756

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	82	82
Capital in excess of par value	102,608	101,787
Retained earnings	85,437	82,602
Accumulated other comprehensive loss	(3,242)	(3,399)
Treasury stock	(1,204)	(1,204)

	183,707	179,894

	$351,788	$358,281